Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, no par value, of Jumia Technologies AG, a company incorporated under the laws of the Federal Republic of Germany, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 25th day of April, 2019.

Date: April 25, 2019	PERNOD RICARD S.A.

	By:	/s/ Antoine Brocas
	Name:	Antoine Brocas
	Title:	Group Corporate Affairs Director

Date: April 25, 2019	PERNOD RICARD DEUTSCHLAND GMBH

	By:	/s/ Timothy Paech
	Name:	Timothy Paech
	Title:	Managing Director (Geschäftsführer)